EXHIBIT 16.2
December 19, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of AssuranceAmerica Corporation’s Form 8-K/A dated November 30, 2006, and have the following comments:
1.	We have no basis on which to agree or disagree with the first paragraph.

2.	We agree with the comments in the second paragraph.

3.	We have no basis on which to agree or disagree with the first sentence of the third paragraph. We agree with the comment on the second sentence of the third paragraph.

4.	We agree with the comments in the fourth paragraph.
Yours truly,